NEWS RELEASE

CONTACT: R. Jerry Giles, Senior Vice President/Chief Financial Officer
TELEPHONE #:  540-886-0796
DATE: February 10, 2009

FOR IMMEDIATE RELEASE
COMMUNITY FINANCIAL REPORTS THREE AND NINE MONTH EARNINGS
STAUNTON, VIRGINIA

Community Financial Corporation (NASDAQ: CFFC), a holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today reported earnings for the quarter and nine months ended December 31, 2008.  For the quarter ended December 31, 2008, Community Financial reported income of $4,239,000 or $0.97 per diluted share, compared to net income of $924,000 or $0.21 per diluted share for the same period last year.  Net income for the current quarter compared to the December 31, 2007 quarter increased due to the $4.2 million tax benefit on an other than temporary impairment (OTTI) non-cash charge related to Fannie Mae and Freddie Mac preferred stock reported in the September 30, 2008 quarter and an increase in net interest income of $386,000. The increase for the current quarter was partially offset by increases in the provision for loan losses of $791,000, noninterest expenses of $418,000 and an OTTI non-cash charge related to Fannie Mae and Freddie Mac preferred stock of $482,000. The increase in the provision for loan losses is primarily related to both the increase in our lending and an increase in charge-offs and anticipated charge-offs related to loans for which we have established specific reserves. The tax benefit of $4.2 million related to the OTTI charge in the September 30, 2008 quarter and the after tax OTTI charge of $299,000 during the current quarter increased the net income reported for the current quarter by $3.9 million or $0.89 per share. Stockholders’ equity increased $8.3 million to $47.0 million at December 31, 2008, from $38.7 million at March 31, 2008, due to the previously reported issuance of $12.6 million of preferred stock under the TARP program, a reduction in unrealized losses on securities available for sale and earnings for the nine month period ended December 31, 2008 offset by two cash dividend payments.

Total interest income decreased during the December 31, 2008 quarter compared to the December 31, 2007 quarter as a result of the decrease in yield on interest earning assets and the elimination of the dividend on the Fannie Mae and Freddie Mac preferred and the reduction in the dividend on our Federal Home Loan Bank Stock partially offset by an increase in the volume of interest earning assets. Total interest expense decreased by $1,420,000 for the third quarter of 2008 compared to the same period in 2007 as a result of the decrease in the interest rates paid on interest-bearing liabilities offset by the increase in the volume of interest-bearing liabilities. The interest rate spread increased by 47 basis points to 3.41% for the quarter ended December 31, 2008 compared to 2.94% for the same period in 2007.

Non-interest income decreased by $502,000 for the quarter ended December 31, 2008 from $917,000 for the December 31, 2007 quarter due to the OTTI charge of $482,000 previously mentioned. Non-interest expenses increased $418,000 to $3,526,000 for the December 31, 2008 quarter from $3,109,000 million for the December 31, 2007 quarter. The increase in non-interest expenses was due primarily to compensation related expenses due generally to merit increases, additional loan and retail personnel and federal deposit insurance premiums.
.
Community’s net income (loss) for the nine months ended December 31, 2008 was $(5,286,000) or $(1.21) diluted loss per share, compared to $2,830,000 or $0.64 diluted earnings per share for the nine months ended December 31, 2007. The decrease in net income for the nine months ended December 31, 2008 compared to the same period ended December 31, 2007 is   attributable to the OTTI charges, an increase in noninterest expenses and the increased provision for loan losses offset by an increase in net interest income. The increase in net interest income is attributable to an increase in the average outstanding balance of loans receivable and an increase in the interest rate spread for the nine months ended December 31, 2008 compared to December 31, 2007.  The interest rate spread increased by 24 basis points to 3.30% for the nine months December 31, 2008 compared to 3.06% for the same period in 2007.

At December 31, 2008, Community Bank was classified as an "well capitalized" institution.  Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona, Lexington and Virginia Beach.  Community Financial Corporation is traded on the Nasdaq National Market, under the symbol CFFC.

Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, changes in economic conditions in the Company’s market areas, changes in the financial condition or business prospects of the Company’s borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Community Financial Corporation (NASDAQ: CFFC)

Selected Financial Condition Data
(Dollars in thousands)			Percent
			Increase
	December 31, 2008	March 31, 2008	(Decrease)

Total assets	$507,923	$491,246	3.4%
Loans receivable, net	468,808	437,174	7.2
Investment securities	2,457	12,503	(80.3)
Real estate owned and repossessed assets	1,448	593	144.2
Deposits	357,403	350,731	1.9
Borrowings	101,829	98,834	3.0
Stockholders’ equity	46,977	38,705	21.4

Selected Operations Data
(Dollars in thousands)			Percent
	Three Months Ended		Increase
	December 31, 2008	December 31, 2007	(Decrease)

Interest income	$7,053	$8,087	(12.8)%
Interest expense	3,012	4,432	(32.0)
Net interest income	4,041	3,655	10.6
Provision for loan losses	894	103	768.0
Net interest income after provision
for loan losses	3,147	3,553	(11.4)
Noninterest income	415	917	(54.7)
Noninterest expense	3,526	3,109	13.4
Income taxes (benefit) expense	(4,203)	437	(1,061.8)
Net income	4,239	924	358.8
Effective dividend on preferred stock	4	---	100.0
Net income available to common stockholders	4,235	924	358.3

			Percent
	At or for the Quarter Ended		Increase
	December 31, 2008	December 31, 2007	(Decrease)

Return on average equity	49.95%	9.33%	435.4%
Return on average assets	3.39	.76	346.1
Interest rate spread	3.41	2.94	16.0
Diluted earnings (loss) per share	0.97	.21	361.9
Dividends paid on common shares	.00	.065	---

			Percent
	Nine Months Ended		Increase
	December 31, 2008	December 31, 2007	(Decrease)
(Dollars in thousands)

Interest income	$21,875	$24,329	(10.1)
Interest expense	9,794	13,026	(24.8)
Net interest income	12,081	11,303	6.9
Provision for loan losses	1,646	455	261.8
Net interest income after provision
for loan losses	10,435	10,848	(3.8)
Noninterest income (loss)	(8,950)	2,602	(444.0)
Noninterest expense	10,203	9,266	10.1
Income taxes (benefit) expense	(3,432)	1,354	(353.5)
Net income (loss)	(5,286)	2,830	(286.8)
Effective dividend on preferred stock	4	---	100.0
Net income (loss) available to common
stockholders	(5,282)	2,830	(286.6)

Other Selected Data			Percent
	At or for the Nine Months Ended		Increase
	December 31, 2008	December 31, 2007	Decrease

Return (loss) on average equity	(18.81)%	9.57%	(296.6)%
Return (loss) on average assets	(1.43)	.79	(281.0)
Interest rate spread	3.30	3.06	7.8
Non-performing assets to total assets	0.96	.33	190.9

Per share data			Percent
	At or for the Nine Months Ended		Increase
	December 31, 2008	December 31, 2007	Decrease

Diluted earnings (loss) per share	$(1.21)	$0.64	(289.1)
Book value	7.87	8.85	(11.1)
Dividends paid on common shares	.13	.195	(33.3)
Shares outstanding	4,361,658	4,310,958	1.2

Note: All share and per share data is restated for a 2 for 1 stock split as of September 6, 2007.